Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective on March 24, 2012 (the “Effective Date”), between HCC INSURANCE HOLDINGS, INC. (“HCC” or “Company”) and William N. Burke (“Executive”), sometimes collectively referred to herein as the “Parties.”

R E C I T A L S:

WHEREAS, Executive is to be employed as Executive Vice President and Chief Operating Officer of HCC;

WHEREAS, it is the desire of the Board of Directors of HCC (the “Board”) to directly engage Executive as an officer of HCC; and

WHEREAS, Executive is desirous of committing himself to serve HCC on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.             Term.  The Company hereby agrees to employ Executive as Executive Vice President and Chief Operating Officer and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period (the “Term”) commencing on the Effective Date and expiring at the earlier to occur of (a) 11:59 p.m. on the date that is four (4) years after the Effective Date (the “Expiration Date”) and (b) the Termination Date (as hereinafter defined); provided that the Company agrees that, no later than June 1, 2013, the Company shall appoint and employ Executive as its President through the expiration of the Term.

2.             Duties.

(a)     Duties as Employee of the Company.  Executive shall, subject to the supervision of the Chief Executive Officer of HCC (“CEO”) act as the Executive Vice President and Chief Operating Officer and later as President when so appointed, in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities.  Executive may also be responsible for special corporate projects as designated by the CEO, including any merger or acquisition projects or the management of any acquired or merged subsidiaries.  During normal business hours, Executive shall devote substantially all of his time and attention to diligently attending to the business of the Company.  During the Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior consent of the CEO.  However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments and in educational, charitable and philanthropic activities so long as such activities do not interfere or conflict with the performance of his duties to the Company hereunder.  The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure same.

(b)     Other Duties.

(1)           If elected, Executive agrees to serve in one or more executive offices of any of HCC’s subsidiaries including managerial committees or directorships, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive.  Executive agrees that while a full time employee he shall not be entitled to receive any compensation, if elected, for serving as a director of HCC, or in any capacities of HCC’s subsidiaries other than the compensation to be paid to Executive by the Company pursuant to this Agreement.  If Executive is not a full time employee of the Company or its subsidiary, he shall be compensated as an outside director, if elected.

(2)           Executive acknowledges and agrees that he has read and considered the written business policies and procedures of HCC as posted on HCC’s intranet and that he will abide by such policies and procedures throughout the term of his employment with the Company.  Executive further agrees that he will familiarize himself with any amendments to the policies and procedures and that he will abide by such policies and procedures as they may change from time to time.

3.             Compensation and Related Matters.

(a)     Base Salary.  During the Term through the date Executive is appointed President, Executive shall receive a base salary (the “Base Salary”) paid by the Company at the annual rate of $750,000.00 payable not less frequently than in substantially equal monthly installments (or such other, more frequent times as executives of HCC normally are paid).  Commencing on the date Executive is appointed President and continuing for the remainder of the Term, the Base Salary shall be $1,000,000 per annum.

(b)     Bonus Plan.  During the Term Executive shall be eligible to receive, in addition to the Base Salary, an annual cash bonus payment amounts to be determined as follows:

(1)           If Executive is a participant under the 2008 Flexible Incentive Plan (the “Incentive Plan”) for a calendar year during the Term, then Executive’s bonus payment, if any, for such year shall be determined and paid in accordance with the terms of the Incentive Plan.

(2)           If Executive is not a participant in the Incentive Plan, Executive shall be eligible to receive an annual cash bonus payment in an amount, which may be zero, to be determined at the sole discretion of the CEO in accordance with HCC’s policies and payable in a lump sum within 30 days after the Compensation Committee’s determination of the amount of said cash bonus. The CEO may unilaterally reduce or eliminate any annual bonus payment, if any, up until the time the bonus is actually paid (and notwithstanding any earlier, tentative determination of the bonus amount).  No bonus payment shall be paid to Executive pursuant to this subsection (2) for a year if Executive’s Termination Date occurs at any time during such year.

(3)           Notwithstanding Section 3(b)(2), and if Executive is not a participant under the Incentive Plan, Executive’s bonus payment for the year ended December 31, 2012 shall not be less than $750,000, prorated for the actual number of days Executive is employed by the Company during 2012 using a 366-day year.

(c)           Expenses.  During the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established by the Board for the Company’s senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

(d)           Other Benefits.  From time to time, the Company may make available other compensation and employee benefit plans and arrangements.  Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements, on the same basis as similarly situated senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time.  Nothing in this Agreement shall be deemed to confer upon Executive or any other person (including any beneficiary or dependent of Executive) any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person (including any beneficiary) shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder.  Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a).

(e)           Vacations.   Executive shall be entitled to thirty (30) vacation days each year of full employment during the Term, exclusive of holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operation.  Vacation not used by the Executive during the calendar year will be forfeited.  For purposes of this Paragraph, weekends shall not count as Vacation days.  Executive shall also be entitled to all paid holidays given by the Company.

(f)            Proration.  The Base Salary, bonus, and vacation payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

(g)           Life Insurance.  The Company shall provide to Executive a term life insurance policy or policies in an aggregate face amount of $1,000,000.00 and shall pay the premiums therefor during the Term.  Upon Executive’s cessation as an employee of the Company during or after the Term for any reason other than death, the Company shall assign such policy or policies to Executive.  The life insurance provided for in this Section 3(g) shall be in addition to the group life insurance program covering Executive and substantially all of the employees of the Company during the Term.

(h)           Air Travel.  During the Term Executive shall be entitled to domestic and international first class air travel, where available, when traveling on Company business, and Executive agrees to use any upgrade programs or opportunities for such travel whenever feasible.  During the Term following his appointment as President, Executive shall have use of the Company’s aircraft for business travel, subject to the approval of the CEO.  Further, Executive shall, upon approval of the CEO of HCC, have use of the Company’s aircraft for personal travel in North America provided that such travel shall be limited to four (4) trips in any year.   Personal use of the Company’s aircraft shall be taxable to Executive based on the then-current Internal Revenue Service rules for the taxation of such benefit.

(i)            Other Perquisites.  In addition to the benefits, compensation, bonuses, and other payments provided herein, Executive shall be entitled to receive any additional payments or perquisites as are determined at the sole discretion of the CEO.

(j)            Stock Options.  Stock options, if any, issued to Executive during the Term shall be issued under a stock option agreement containing terms with respect to vesting and exercise upon the occurrence of certain termination events that are substantially the same as those set forth on Exhibit 3(j) hereto, subject to any then required approval by the Compensation Committee of the Board.

4.         Termination.

(a)         Definitions.

(1)                   “Cause” shall mean any of the following:

(i)           Material dishonesty by Executive which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries; or

(ii)           Willful misfeasance or nonfeasance of duty by Executive; or

(iii)          Material violation by Executive of any material term of this Agreement; or

(iv)           Conviction of Executive of any felony, any crime involving moral turpitude, or any crime (other than a vehicular offense not involving DUI or personal injury) which in some material fashion results in the injury of the Company’s and any of its subsidiaries’ reputation, business, or business relationships.

Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive’s acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the Board, with his attorney if so desired by Executive, and following which the Board reaffirms that Executive has been terminated for Cause as of the date set forth in the final notice to Executive.

(2)       A “Change of Control” shall be deemed to have occurred if:

(i).         Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company’s then outstanding voting common stock; or

(ii).        The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(iii).       The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(3)           A “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under HCC’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

(4)           A “Good Reason” shall mean any of the following (without Executive’s express written consent):

(1)         A material diminution in Executive’s authority, duties or responsibilities;

(2)         A material diminution in Executive’s Base Salary;

(3)         A relocation of the Company’s principal executive offices, or Executive’s relocation to any place other than the principal executive offices, exceeding a distance of fifty (50) miles from the Company’s current executive office located in Houston, Texas, except for reasonably required travel by Executive on the Company’s business;

(4)         Any material breach by the Company of any provision of this Agreement including, without limitation, a failure to appoint Executive the President of the Company on or before June 1, 2013;

(5)         Following Executive’s appointment as President of HCC, the termination or replacement of Executive as President of HCC, including after a Change of Control; or

(6)         Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

However, Good Reason shall exist with respect to a matter specified above only if such matter is not corrected by the Company within thirty (30) days after the Company’s receipt of written notice of such matter from Executive.  Any such notice from Executive must be provided within thirty (30) days after the initial existence of the specified event.  In no event shall a termination by Executive occurring more than ninety (90) days following the initial date of the event described above be a termination for Good Reason due to such event.  For the avoidance of doubt, termination in the event of a Change of Control in accordance with Section 4(f) is not a termination for Good Reason and shall not be subject to the time limitations set forth above.

(5)   “Termination Date” shall mean the date Executive’s employment with the Company terminates or is terminated for any reason pursuant to this Agreement (including due to the lapse of the Agreement after the Expiration Date).  For purposes of Sections 4(d), 4(f),  and 18(a), Executive’s employment with the Company shall be considered terminated only if Executive has a “separation from service” with the Company and its controlled subsidiaries and affiliates as such term is defined for purposes of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (including any related Treasury regulations) (the “Code”).  To the extent permitted by Code Section 409A, Executive may be considered to have such a separation from service even if (i) he continues to provide services as a non-employee director of the Company or any of its controlled subsidiaries or affiliates and/or (ii) he continues to provide limited services as an employee or independent contractor of the Company or any of its controlled subsidiaries or affiliates.

(b)   Termination Without Cause, or Termination For Good Reason:  Benefits.  Subject to Section 18, in the event the Company terminates Executive’s employment with the Company without Cause during the Term, or if Executive terminates his employment with the Company for Good Reason during the Term, Executive’s employment shall terminate and Executive shall be entitled to the following severance benefits:

(1)           An amount equal to the Base Salary (as defined in Section 3(a)) that would have been payable after the Termination Date and before the Expiration Date, at the rate in effect immediately prior to the Termination Event, payable in a lump sum in cash discounted at the rate of return on 90-day Treasury bills in existence at the Termination Date to take into consideration the lump sum early payment within thirty (30) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;

(2)           An amount equal to the average of the bonuses that were paid to Executive over the last two years, except that (i) in the event of a termination for Good Reason pursuant to Section 4(a)(4)(v), Executive shall receive an amount equal to the aggregate of the Base Salary and bonus received by Executive for the two (2) full calendar years prior to such termination and (ii) in the case of a termination by the Company without Cause or a termination by the Executive for Good Reason, in each case prior to Executive’s appointment as President of HCC, or in the case of Executive’s termination for Good Reason under Section (4)(a)(iv) due to the failure to appoint Executive as President of HCC on or before June 1, 2013, the amount payable under this Section 4(b)(2) shall not be less than fifty percent (50%) of the sum of the aggregate annual Base Salary.  In each case, the payment of such amount under this Section 4(b)(2), if any, shall be payable in a lump sum and shall occur on or after the Termination Date and before March 15 of the year following the year in which the Termination Date occurs;

(3)           Payment of accrued Base Salary and unreimbursed business expenses through the Termination Date in accordance with Section 3(c).  Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

(4)           Executive shall be free to accept other employment during such period,  and other than as set forth in this Agreement, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the severance benefits set forth above, unless the Executive is employed in a position of competing with the Company as described in Section 5 below.

(c)   Termination In Event of Death:  Benefits.  Subject to Section 18, if Executive’s employment is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for:

(1)           Payment of all accrued Base Salary and unreimbursed expenses (in accordance with Section 3(c)) due through the date of death.  Such amounts shall be paid to Executive’s estate in a lump sum in cash within thirty (30) days after the Termination Date;

(2)           Payment of an additional amount equal to Executive’s Base Salary for the lesser of (i) eighteen (18) months or (ii) the period from the Termination Date to the

Expiration Date.  Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be paid to Executive’s estate in a lump sum in cash within thirty (30) days after the Termination Date;

(3)           If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan.  If Executive is not a participant in the Incentive Plan, he shall be entitled to consideration for a bonus payment under Section 3(b)(2) with respect to the year in which Executive dies; provided that the payment of any such bonus, if any, shall in any event occur on or after such date of death and before March 15 of the year following the year of death.

(d)   Termination In Event of Disability:  Benefits.  Subject to Section 18, if Executive’s employment is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate and Executive shall be entitled to the following benefits:

(1)           Payment of all accrued Base Salary through the Termination Date and all unreimbursed expenses through the Termination Date in accordance with Section 3(c).  Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date;

(2)           Payment of an additional amount equal to Executive’s Base Salary for the lesser of (i) eighteen (18) months or (ii) the period from the Termination Date to the Expiration Date.  Such amount shall be paid to Executive in a lump sum in cash, appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date, within thirty (30) days after the Termination Date;

(3)           If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan.  If Executive is not a participant in the Incentive Plan, he shall be entitled to consideration for a bonus payment under Section 3(b)(2) with respect to the year in which Executive’s employment terminates due to Disability.

(e)   Voluntary Termination by Executive and Termination for Cause:  Benefits.  Executive may terminate his employment with the Company without Good Reason (excluding a termination pursuant to Section 4(f)) by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive’s Base Salary through the proposed Termination Date (but not to exceed ninety (90) days).  Subject to Section 18, upon such a termination by Executive, or upon termination for Cause by the Company, Executive’s employment under this Agreement shall terminate.  Executive shall have no entitlement to any bonus for the year in which Termination Date occurs or for any unpaid bonus for the prior year.

(f)    Voluntary Termination by Executive after a Change of Control:  Benefits.   If Executive’s authority, duties or responsibilities are materially diminished within twelve (12) months after a Change of Control occurs, Executive notifies the Company of such diminution within thirty (30) days of the existence of such event, and the Company does not fully correct the condition within thirty (30) days after receiving such notice, Executive may voluntarily terminate his employment with the Company and Executive shall be entitled to the following severance benefits:

(1)           An amount equal to the Base Salary that would have been payable after the Termination Date and before the Expiration Date or for twelve (12) months, whichever period is longer, payable in a lump sum in cash, appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date. Such amount shall be paid within thirty (30) days after the Termination Date. Executive shall not have the right to designate the taxable year of such payment;

(2)           If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan. If Executive is not a participant in the Incentive Plan, he shall be entitled to consideration for a bonus payment under Section 3(b)(2) with respect to such year (determined as if Executive had remained employed for the full year for which the bonus is payable);

(3)           All unreimbursed expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

(4)           Executive shall be free to accept other employment, and other than as set forth in this Agreement, there shall be no offset of any employment compensation earned by Executive in such other employment against payments due Executive under this Section. Without limiting the foregoing, there shall be no offset of any compensation received from such other employment against the Base Salary set forth above unless Executive accepts employment that is in violation of his obligations under Section 5 of this Agreement.

(g)   Director Positions. Upon termination of employment for any reason, Executive shall immediately tender his resignation from any and all officer, Board, and other board of director positions held with the Company and/or any of its subsidiaries and affiliates.

5.               Non-Competition, Non-Solicitation and Confidentiality. At the inception of this employment relationship, and continuing on an ongoing basis, the Company agrees to give Executive Confidential Information (including, without limitation, Confidential Information, as defined below, of the Company’s affiliates) which Executive has not had access to or knowledge of before the execution of this Agreement. At the time this Agreement is made, the Company agrees to provide Executive with initial and ongoing Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its employees that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.

In consideration of the foregoing, Executive agrees as follows:

(a)   Non-Competition During Employment. Executive agrees that, in consideration for the Company’s promise to provide Executive with Confidential Information and Specialized Training, during the Term he will not compete, or prepare to compete, with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company.

(b)   Conflicts of Interest. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO in writing as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(c)   Non-Competition After Termination. Executive agrees that Executive shall not, at any time during the period of two (2) years after the termination of the Term for any reason (“Restricted Period”), within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company; provided however, that this Section 5(c) shall not operate to prevent Executive from engaging in retail insurance or re-insurance activities during such period to the extent such activities do not compete or permit any other person or entity to compete with any business the Company or its affiliates were engaged in at the time of such termination. Executive shall be precluded from service as a member of the Board of Directors of any insurance company or insurance holding company during the Restricted Period. Following the expiration of said two (2) year period, Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

(d)   Non-Solicitation of Customers. Executive further agrees that for a period of two (2) years after the termination of the Term, he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of his employment.

(e)   Non-Solicitation of Employees. Executive agrees that for the duration of the Term, and for a period of two (2) years after the termination of the Term he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by the Company or any person that has been employed by the Company within the previous six (6) months to work for Executive or for another entity, firm, corporation, or individual.

(f)    Confidential Information. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Section with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

(g)   Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, Executive’s residence or houses, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement. All office equipment, telecommunications equipment and equipment of a like or similar kind installed by the Company at the residence of Executive to facilitate necessary communication and assist Executive in the performance of his duties shall be conveyed to Executive without the payment of consideration upon termination of Executive’s employment for any reason and after an opportunity for inspection and removal of Company information. The Parties understand and agree that the materials described in this Section 5(g) exclude all of Executive’s personal files, personal e-mail correspondence, personal notes and professional readers.

(h)   Reaffirm Obligations. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

(i)    Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(j)    Confidential Information of Prior Companies. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or copyrighted works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive’s memory or embodied in a writing or other physical form.

(k)   Breach. Executive agrees that any breach of Sections 5(a), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

(l)    Right to Enter Agreement. Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

(m)  Extension of Post-Employment Restrictions. In the event Executive breaches Sections 5(c), (d), or (e) above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions. The restrictive time periods contained in Sections 5(c), (d), or (e) shall likewise be extended during any time period in which litigation is pending by Executive against the

Company or by the Company against Executive with regard to the enforcement of the provisions of Section 5 of this Agreement.

(n)   Enforceability. The agreements contained in Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.

(o)       Ownership in Publicly Traded Company. The Executive’s ownership in a publicly traded business entity in competition with the Company shall not be regarded by the Parties as employment in a competitive activity in violation of this Section, provided that Executive’s ownership interest in such company is passive and constitutes no more than a two percent (2%) ownership in the stock of such publicly traded company.

6.             Assignment. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. The Company shall obtain the assumption and performance of this Agreement by any such successor; provided, however, that such commitment by the Company (including a failure to satisfy such commitment) shall not give Executive the right to object to or enjoin any transaction among the Company, any of its affiliates, and any such successor.

7.             Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

8.             Survivability. The provisions contained in Section 5 shall survive the termination of this Agreement for any reason.

9.             Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below. Notice deposited in the United States Mail, mailed in the manner described herein above, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	William N. Burke
39 Mott Lane
Houston, Texas 77024

If to Company:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Fax: (713) 744-9648

Attention: General Counsel

10.          Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

11.          Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

12.          Arbitration. Except as provided in subsection (d) below, in the event any dispute arises out of or related to Executive’s employment with or by the Company, or separation/termination therefrom, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. Except as provided in subsection (d) below, arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with the Company, or separation therefrom.

(a)           The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. Subject to subsection (c) below, cost of the arbitration will be shared equally by Executive and Company. Such arbitration shall be held in Houston, Texas.

(b)           Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof by the filing of a petition to enforce the award. Costs of filing may be recovered by the party that initiates such action to have the award enforced.

(c)           The Company shall promptly reimburse Executive for all eligible, reasonable costs and expenses incurred in connection with any dispute, controversy, or claim submitted to binding arbitration in accordance with this Section in an amount up to, but not exceeding an amount equal to twenty percent (20%) of Executive’s Base Salary per taxable year of Executive, unless Executive was terminated for Cause, in which event Executive shall not be entitled to reimbursement unless and until it is determined he was terminated other than for Cause. To be eligible for reimbursement under this subsection (c), (1) the expenses must be incurred during the period beginning on the Effective Date and ending on the date that is ten years after the end of the Term and (2) the expenses must be submitted to the Company for reimbursement within 90 days after the end of the taxable year of Executive in which the expenses were incurred. Amounts eligible for reimbursement shall be paid to Executive before the last day of the taxable year of Executive following the taxable year in which the expenses were incurred. The amount of expenses eligible for reimbursement during Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year of Executive. Executive’s right to reimbursement under this subsection (c) may not be assigned, alienated, or exchanged for any other benefit.

(d)           It is specifically agreed by the Parties that any enforcement action by the Company against Executive for equitable relief, including, but not limited to, injunctive relief under Section 5 of this Agreement shall not be subject to this Section requiring arbitration and that the Company shall not be required to seek arbitration against Executive for any purported violation by Executive of his obligations under Section 5 of this Agreement.

13.          Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

14.          Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Company.

15.          Effective Date. It is understood by the Parties that this Agreement shall be effective as of the Effective Date when signed by both the Company and Executive.

16.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles.

17.          Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

18.          Compliance With Section 409A.

(a)           Delay in Payments. Notwithstanding anything to the contrary in this Agreement, (i) if upon the Termination Date, Executive is a “specified employee” within the meaning of Code Section 409A and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months following the date of Executive’s termination of employment with the Company, at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the United States prime rate as published in the “Money Rates” section of The Wall Street Journal on the first publication date coincident with or immediately following the Termination Date, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A and if this subsection (ii) does not otherwise cause the application of an accelerated or additional tax under Code Section 409A.

(b)           Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A).

(c)           Separate Payments. For purposes of Code Section 409A, each payment under Section 4 (and each other severance plan payment) will be treated as a separate payment.

(d)           Overall Compliance. To the extent any provision of this Agreement or any omission from the Agreement would (absent this Section 18(d)) cause amounts to be includable in income under Code Section 409A(a)(1), the Agreement shall be deemed amended to the extent necessary to comply with the requirements of Code Section 409A; provided, however, that this Section 18(d) shall not apply and shall not be construed to amend any provision of the Agreement to the extent this Section 18(d) or any amendment required thereby would itself cause any amounts to be includable in income under Code Section 409A(a)(1).

(e)           Reformation. If any provision of this Agreement would cause Executive to incur any additional tax under Code Section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provision of Code Section 409A.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the Effective Date.

EXECUTIVE:		COMPANY:
HCC Insurance Holdings, Inc.

/s/ William N. Burke		By:	/s/ John N. Molbeck, Jr.
William N. Burke			John N. Molbeck, Jr.
Chief Executive Officer
Date:	March 20, 2012
		Date:	March 21, 2012

SIGNATURE PAGE

EMPLOYMENT AGREEMENT — WILLIAM N. BURKE

EXHIBIT 3(j)

OPTION VESTING AND EXERCISE PROVISIONS

Termination of Employment.

1.     If the employment of the Executive is terminated by the Executive for Good Reason (as such term is defined in the Employment Agreement between the Company and the Employee entered into on a March 21, 2012 (the “Employment Agreement”)) or by the Company without Cause (as such term is defined in the Employment Agreement), this option shall become fully vested and the Executive shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, at any time within the unexpired term of this option.

2.     If the employment of the Executive is terminated for Cause or by Executive without Good Reason, the Executive shall have the right at any time within thirty (30) days after the termination of such employment or, if shorter, during the unexpired term of this option, to exercise the portion of this option that was vested at the time of such termination for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares. Notwithstanding the foregoing, if the Executive gives notice of voluntary termination without Good Reason to be effective at a future date, and the Company accelerates such termination date, this Option shall be exercisable to the extent it would have vested during the notice period but for the acceleration by the Company.

3.     If the employment of the Executive is terminated by reason of Disability (as such term is defined in the Employment Agreement), this option shall become fully vested and the Executive shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, at any time within the unexpired term of this option.

4.     If the Executive dies while in the employ of the Company or the Subsidiaries, this option shall become fully vested and may be exercised for the full number of shares not previously exercised, or any portion thereof, except as to the issuance of fractional shares, at any time within the unexpired term of this option, by the person or persons to whom the Executive’s rights under this option shall pass by the Executive’s will or by the laws of descent and distribution, whichever is applicable.